Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the use of our reports dated November 26, 2018, with respect to the consolidated balance sheets of MTS Systems Corporation as of September 29, 2018 and September 30, 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended September 29, 2018, and the related notes and financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 29, 2018 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
May 6, 2019